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EXHIBIT 10.12

                           CHANGE OF CONTROL AGREEMENT

            This is a CHANGE OF CONTROL AGREEMENT ("Agreement") dated March 17, 1999, between Airgas, Inc., a Delaware corporation (the "Company"), and Peter McCausland (the "Executive").

                                   BACKGROUND

            Executive is the current Chairman and CEO of the Company. The Board of Directors of the Company (the "Board") has determined it is in the Company's best interest to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company, as will be defined below. To diminish the inevitable distraction to Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage Executive's full attention and dedication to the Company currently and in the event of any Change of Control, and to provide Executive with compensation arrangements upon a Change of Control that provide Executive financial security and that are competitive with peer corporations of the Company, the Company and Executive desire to enter into this Agreement that is in the best interests of the Company and Executive.

            NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and representations set forth in this Agreement, the Company and Executive agree as follows:

                          ARTICLE I - TERM OF AGREEMENT

      1.1 TERM. The term of this Agreement shall commence as of the date hereof, and shall terminate upon the earlier of (i) Executive's termination of employment with the Company for any reason, or (ii) the later of (A) date which is three years following the date on which a Change of Control, as defined in
Section 2.2, occurred; or (B) the date as of which funding is required under
3.5.2 following a Standstill Agreement provided, however, that the Agreement shall remain in effect until Executive (or Executive's beneficiary if Executive is not alive) has received any and all amounts to which Executive is entitled under Article III, if any.

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               ARTICLE II - TERMINATION OF EXECUTIVE'S EMPLOYMENT

      2.1 CHANGE OF CONTROL REQUIRED. No amounts or benefits shall be paid or become payable to Executive under this Agreement unless a Change of Control, as defined in Section 2.2, occurs.

      2.2 CERTAIN DEFINITIONS. For purposes of this Agreement:

            2.2.1 A "Change of Control" shall mean any one or more of the following:

                  2.2.1.1 As a result of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of any asset or other transaction any person or group (as such terms are used in and under Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) other than the Company, any affiliate, or any employee benefit plan of the Company or an affiliate, shall become the beneficial owner (as defined in Rule 13-d under the Exchange Act) directly or indirectly of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; providing, however, that this provision shall not apply to Peter McCausland ("McCausland"), unless and until McCausland, together with all affiliates and associates, becomes the beneficial owner of 30% or more of the combined voting power of the Company's then outstanding securities;

                  2.2.1.2 Stockholders approve the consummation of any merger of the Company or any sale or other disposition of all or substantially all of its assets, if the Company's stockholders immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than 50% of the voting power of the surviving or acquiring corporation; or

                  2.2.1.3 A change in the majority of the individuals who
            constitute the Board occurs during any period of two years for any reason without the approval of at least a majority of directors in office at the beginning of such period.

            2.2.2 A "Potential Change of Control" shall be deemed to have occurred if:

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                  2.2.2.1 The Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control of the Company;

                  2.2.2.2 Any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control of the Company;

                  2.2.2.3 Any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more of the combined voting power of the Company's then outstanding securities on the effective date of this Agreement; provided, that this Section 2.2.2.3 shall not apply to an increase in ownership by McCausland; or

                  2.2.2.4 The Board adopts a resolution to the effect that, for purposes of this Agreement, a "Potential Change of Control" has occurred.

            2.2.3 A "Triggering Event" means a Potential Change of Control or a Change of Control.

      2.3 TERMINATION OF EXECUTIVE'S EMPLOYMENT ENTITLING EXECUTIVE TO BENEFITS. A termination of Executive's employment In Connection With a Change of Control (as hereinafter defined), for any reason set forth in this Section 2.3 shall entitle Executive to the amounts and benefits set forth in Section 3.1. Such termination shall be considered "In Connection With a Change of Control" if such termination occurs (i) within three years following a Change of Control or (ii) following a Potential Change of Control but before an actual Change of Control, provided the Potential Change of Control results in a Change of Control within one year following the Potential Change of Control.

            2.3.1 VOLUNTARY TERMINATION FOR GOOD REASON. Executive may notify the Company of Executive's intention to terminate employment with the Company for Good Reason, as hereinafter defined, In Connection With a Change of Control. The Company shall have 30 days to cure the defects stated in such notice

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that would give rise to a termination for Good Reason. If the Company has not cured all such defects at the end of that 30-day period, Executive may terminate employment with the Company effective, for purposes of this Agreement, as of the date that Executive provided notice to the Company pursuant to the first sentence of this Section 2.3.1, and Executive shall be entitled to the amounts and benefits set forth in Section 3.1. For purposes of this Agreement, "Good Reason" shall mean any of the following:

                  2.3.1.1 Any change in Executive's total compensation and
            benefits package from the Company that, in the aggregate, materially decreases Executive's total compensation. Such changes include, but are not limited to, a decrease in Executive's annual base salary, a decrease in any incentive compensation opportunity, a decrease in any material benefit plan, program or policy in which Executive is participating at the time of a Triggering Event, or the taking of any action by the Company that would adversely affect Executive's participation in or materially reduce Executive's opportunity to receive benefits under any such benefit plan, program or policy or that would deprive Executive of any material fringe benefit enjoyed by Executive at the time of a Triggering Event; provided, however, that no single decrease shall be determinative, but rather the aggregate of all such decreases and any increases in compensation or benefits shall determine whether there has been a material decrease in Executive's total compensation and benefits package; or

                  2.3.1.2 Executive's relocation to any location more than 35 miles from the location at which Executive performed his duties prior to a Triggering Event, except for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations prior to a Triggering Event.

            2.3.2 INVOLUNTARY TERMINATION OTHER THAN FOR CAUSE. If the Company terminates Executive's employment other than for Cause, as defined in Section 2.4, In Connection With a Change of Control, Executive shall be entitled to the amounts and benefits set forth in Section 3.1.

      2.4 CAUSE DEFINED. Executive's termination of employment with the Company shall be for "Cause" if one or more of the following events occur:

            2.4.1 Executive's willful misconduct or gross negligence in the performance of Executive's duties;

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            2.4.2 Executive's commission of any act of fraud or embezzlement against the Company or Executive's commission of a felony or any other offense involving moral turpitude; or

            2.4.3 Executive's unauthorized dissemination of confidential information, observations, and data concerning the business plans, financial data, customer lists, trade secrets and acquisitions strategies of the Company and its subsidiaries which has a material adverse effect on the Company or its subsidiaries.

      2.5 NO OTHER AMOUNTS PAYABLE. Except as provided in Section 2.3, no amounts or benefits shall be paid or become payable to Executive under this Agreement.

                             ARTICLE III - BENEFITS

      3.1 BENEFITS. If Executive's employment with the Company terminates in a manner described in Section 2.3, the Company shall pay Executive the following amounts and provide to Executive the following benefits, subject to Sections 3.3:

            3.1.1 CASH PAYMENT. As soon as practicable, but not later than 60 days following the later of (i) Executive's termination of employment, or (ii) the Change of Control, the Company shall make a lump sum payment to Executive equal to three times the sum of (x) and (y), as described immediately hereafter. For this purpose, (x) equals the greater of Executive's annual base salary as in effect (a) immediately prior to Executive's termination, or (b) at the time a Triggering Event occurred, and (y) equals the potential bonus amount determined for Executive under the Company's bonus plan for the fiscal year of the Company in which a Triggering Event occurred (or, if no such bonus amount has been determined for any such fiscal year, the immediately preceding fiscal year of the Company) as if 100% of plan established pursuant to such bonus plan were achieved and the maximum level of the discretionary portion were achieved.

            3.1.2 HEALTH AND WELFARE BENEFITS. For a period of three years following Executive's termination of employment, the Company shall continue to provide Executive with medical, dental, prescription drug, life, accidental death, and disability (short-term and long-term) insurance benefits at the same level and cost to Executive as were in effect immediately prior to Executive's termination. If the Executive's employment terminates after a Potential Change of Control and no Change of Control occurs within one year of the Potential Change of Control, such benefits shall continue only until the expiration of such one-year period. However,

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the above benefits shall terminate if Executive is entitled to comparable coverage from a subsequent employer, to the extent permitted under Code section 4980B. The Executive and his dependents shall continue to receive or be eligible for benefits under the Company's Scholarship and Tuition Reimbursement Programs as if the Executive remained employed by the Company for the remainder of the relevant academic year(s) in which the Executive's employment terminates.

            3.1.3 STOCK OPTIONS AND RESTRICTED STOCK. All stock options and restricted stock grants awarded to Executive under any stock option or stock grant plans of the Company shall become fully vested upon a Change of Control and, notwithstanding any provision of any such option plan to the contrary, any stock option shall remain exercisable until that option's expiration date, determined without regard to Executive's termination of employment.

      3.2 REDUCTION OF BENEFITS.

            3.2.1 REDUCED PAYMENT. If any payment or benefit provided to Executive by the Company pursuant to this Agreement or otherwise (the "Payment") shall be determined to be an "Excess Parachute Payment," (as defined in Code section 280G(b)(1)), that would be subject to the excise tax imposed by Code
Section 4999, then the aggregate present value of amounts or benefits payable to Executive pursuant to this Agreement (the "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value that maximizes the aggregate present value of Agreement Payments without causing any payments or benefits hereunder to be an Excess Parachute Payment. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any payment from the Company to Executive that is not an Agreement Payment would nevertheless be an Excess Parachute Payment, then the aggregate present value of Payments that are not Agreement Payments shall also be reduced (but not below zero) to an amount, if any, if the present value of such lesser amount maximizes the aggregate present value of Payments to Executive on an after-tax basis, taking into account income and excise taxes under section 1 and section 4999 of the Code. For purposes of this Section 3.2 present value shall be determined in accordance with section 280G(d)(4) of the Code.

            3.2.2 DETERMINATION OF AGREEMENT PAYMENTS. All determinations required under this Section 3.2 shall be made by a national accounting firm retained by the Company at its own expense. The accounting firm shall provide the Company and the Executive with a report and supporting calculations within 15 business days of the date Executive's employment with the Company terminates or such earlier time as is requested by the Company. In addition, the accounting firm

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shall provide an opinion to Executive that the Executive has substantial authority not to report any excise tax on Executive's federal income tax return with respect to the Agreement Payments. Any such determination by the accounting firm shall be binding upon the Company and Executive. Executive shall determine which and how much of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 3.2, provided that, if Executive does not make such determination within 10 business days of the receipt of the calculations from the accounting firm, the Company shall elect which and how much of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 3.2 and shall notify Executive promptly of such election. Within 10 business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts are then due to Executive under this Agreement.

      3.3 DEFERRAL OF BENEFITS. If the Company, based on written advice of reputable counsel, a copy of which shall be provided to Executive, determines that in the aggregate any benefit or payment under this Agreement and under any other arrangement or agreement between the Company and Executive would not be deductible for federal income taxes by the Company solely as a result of the application of section 162(m) of the Code, the payment of any amounts otherwise payable under this Agreement in the then current year shall be reduced, but not below zero, by the amount of any such non-deductible amounts. The Company shall pay the entire non-deductible amount to Executive at the earliest possible time or times that such amounts (or portions thereof) may be paid to Executive without such amounts being non-deductible under Code section 162(m), along with interest accrued on such amounts since the date they would have been payable but for this Section 3.3 calculated at the applicable federal short-term rate. If any other agreement between the Company and Executive provides for the deferral of payments from the Company to Executive solely as a result of the application of Code section 162(m), the deferral provisions in this Agreement shall prevail and all deferrals shall be made from amounts payable under Section 3.1 of this Agreement before any amounts may be deferred under any other arrangements solely as a result of the application of Code section 162(m).

      3.4 WITHHOLDING TAXES. The Company shall withhold from any payments or benefits made under this Agreement all applicable federal, state and local income and employment taxes, as well as any other amounts required to be withheld under any law.

      3.5 FUNDING.

            3.5.1 REQUIRED FUNDING. The Company shall not be required to

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fund in advance the amounts and benefits payable under this Agreement until a
Triggering Event occurs. Upon the occurrence of a Triggering Event, the Company shall immediately contribute an amount to an irrevocable grantor trust, of which Executive is the beneficiary and a third-party is the trustee (a "Trust"), equal to 120% of the amounts that could become payable to Executive under this Agreement.

            3.5.2 STANDSTILL AGREEMENTS. Notwithstanding Section 3.5.1, if a transaction is approved by the Board, including one that would constitute a Change of Control, and the transaction is accompanied by a Board approved standstill agreement that provides for (i) no further acquisition of Company securities by the shareholder(s) entering into the agreement and (ii) management autonomy for the Company's management at the time the agreement is executed (a "Standstill Agreement"), the Board shall determine whether to contribute amounts to a Trust to fund benefits payable under this Agreement at the time the Standstill Agreement is executed. The Company shall fund such a Trust, however, if after such a transaction and the execution of a Standstill Agreement (i) the terms of the Standstill Agreement, including the management autonomy provision, are violated or (ii) the Company terminates any of its executive officers without Cause, as defined in Section 2.4. If a Trust is to be funded under this
Section 3.5.2, the Company shall immediately contribute an amount to the Trust equal to 120% of the amounts that could become payable to Executive under this Agreement.

            3.5.3 PAYMENTS FROM TRUST AND REVERSIONS. To the extent any provision of this Agreement provides for a payment from the Company to Executive, the Company may direct the trustee of a Trust created pursuant to this Section 3.5 to make such payment to the extent that any remaining assets in the Trust are reasonably expected to be sufficient for any additional amounts or benefits that may be due Executive from the Company under this Agreement. No amount in a Trust may revert to the Company until 90 days after the expiration of the Term of this Agreement. Notwithstanding the above, (i) if the Triggering Event causing a Trust to be funded under Section 3.5.1 is a Potential Change of Control and no Change of Control occurs within one year of the Potential Change of Control, amounts in the Trust may revert to the Company at the expiration of such one-year period, and (ii) if Executive has brought a lawsuit against the Company claiming amounts or benefits under this Agreement, no amounts from the Trust shall revert to the Company while such claim is pending.

      3.6 LEGAL EXPENSES. If Executive determines in good faith to retain legal counsel and/or to incur other reasonable costs or expenses in order to enforce any or all of Executive's rights under this Agreement, the Company shall pay all such attorneys' fees, costs and expenses incurred in connection with non-frivolous applications to interpret or enforce Executive's rights. In addition, during the

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pendency of any such controversy or claim, the Company will continue to pay
Executive, with the customary frequency, the greater of Executive's base pay as in effect immediately prior to the Triggering Event or immediately prior to Executive's termination of employment, and, to the extent permitted under law, to provide the Executive with the same benefits Executive was receiving immediately prior to the Triggering Event until the controversy or claim finally is resolved. These payments and the provision of benefits hereunder shall be in addition to, and not in derogation or mitigation of any other payment or benefit due Executive under this Agreement.

      3.7 NO DUTY OF MITIGATION. The Executive shall have no duty to seek new employment after his employment with the Company terminates or to take any other actions which could reduce the amounts the Company is obligated to pay or reduce the benefits the Company is required to provide under this Agreement.

                           ARTICLE IV - MISCELLANEOUS

      4.1 MODIFICATION OF THIS AGREEMENT. Executive acknowledges and agrees that no one employed by or representing the Company has any authority to make oral statements which modify, waive or discharge, in any manner, any provision of this Agreement. Executive further acknowledges and agrees that no provision of this Agreement may be modified, waived or discharged unless agreed to in writing, and signed and executed by Executive and the Board, or its delegate. Executive acknowledges and agrees that in executing this Agreement Executive has not relied upon any representation or statement made by the Company or its representatives, other than those specifically stated in this Agreement.

      4.2 NOTICES. All notices required or permitted hereunder shall be made in writing by hand-delivery, certified or registered first-class mail, facsimile transmission or air courier guaranteeing overnight delivery to the other party at the following addresses:

      To Company:       Airgas, Inc.
                        259 N. Radnor-Chester Road
                        Radnor, PA 19087-8675
                        Attention: Corporate Secretary

      To Executive:     Peter McCausland
                        612 E. Gravers Lane
                        Wyndmoor, PA 19038

or to such other address as either of such parties may designate in a written notice

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served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the fifth day next succeeding the date of mailing if sent by certified or registered first-class mail, when received if sent by facsimile transmission, and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

      4.3 EMPLOYMENT STATUS. Unless an agreement between the Company and the Executive provides otherwise, the Company and Executive acknowledge that, notwithstanding this Agreement, the employment of Executive by the Company is "at will," and the Company may terminate Executive's employment with the Company at any time, although certain terminations as specified in Article II will entitle Executive to amounts and benefits from the Company.

      4.4 OTHER ARRANGEMENTS NOT AFFECTED. Except as otherwise provided herein, this Agreement shall not have any effect on any other benefit plan, arrangement or agreement under which Executive currently participates, has in the past participated, or may in the future participate.

      4.5 APPLICABLE LAW. The parties have agreed that this Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflict of law principles.

      4.6 HEADINGS. The headings used throughout this Agreement have been used for convenience only and do not constitute matter to be considered in interpreting this Agreement.

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            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates indicated below:

Peter McCausland                                AIRGAS, INC.

Signature: /S/ Peter McCausland                 By: /S/ Scott M. Melman
                                                    Scott M. Melman

Date: March 19, 1999                            Title: Chief Financial Officer

                                                Date: March 19, 1999

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